March 7, 2012	Exhibit 99.1

Park National Corporation thanks James J. Cullers

and William A. Phillips for service on board of directors

NEWARK, Ohio – Park National Corporation (NYSE Amex: PRK) (Park) announced today that two members of its board of directors will not run for re-election as members of the board. James J. Cullers and William A. Phillips will each conclude their service on the Park board immediately prior to Park’s annual meeting on April 23, 2012.

Mr. Cullers, of Mount Vernon, is the sole proprietor of Mediation and Arbitration Services, and retired as a senior partner, attorney and general legal counsel at Zelkowitz, Barry & Cullers. He has served on Park’s board since 1997. He will retain his position as a member of the advisory board for First-Knox National Bank, a community banking division within the Park organization.

Mr. Phillips, of Zanesville, is the former Chairman and Chief Executive Officer of Century National Bank and has served on Park’s board since 1990. He has nearly 50 years of uninterrupted service to Century National Bank, another of Park’s community banking divisions. He will remain a member of the advisory board for Century National Bank, where he currently serves as Chairman of the Executive Committee.

“We express our profound appreciation for decades of loyal and dedicated service from Mr. Cullers and Mr. Phillips,” said Park Chairman C. Daniel DeLawder. “Both gentlemen are icons in their respective communities. Their wise counsel and steadfast support have been extremely valuable assets to our organization. We wish them the very best in their continued endeavors and are pleased they will continue to serve our local community bank boards.”

Headquartered in Newark, Ohio, Park National Corporation has $7.0 billion in total assets as of December 31, 2011 ($6.6 billion subsequent to the Vision Bank sale). Park consists of 11 community bank divisions, a non-bank subsidiary and two specialty finance companies. Park's Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Park National Division, Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, Farmers & Savings Bank Division, United Bank Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, The Park National Bank of Southwest Ohio & Northern Kentucky Division and Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance). Park also includes SE Property Holdings, LLC and Guardian Financial Services Company (d.b.a. Guardian Finance Company).

Media contacts: Bethany Lewis, 740.349.0421, blewis@parknationalbank.com

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Park National Corporation

50 N. Third Street, Newark, Ohio 43055

www.parknationalcorp.com